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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
                                       OR
                       SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                             Commission file number:
                                    33-72468
                                   33-72468-01

                             THE HELICON GROUP, L.P.
                             -----------------------
                              HELICON CAPITAL CORP.
                              ---------------------
             (Exact Name of Registrant as Specified in its Charter)

12444 Powerscourt Drive, Suite 100, St. Louis, Missouri 63131    (314) 965-0555
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(Address, including zip code, and telephone number, including area code, of
Registrant's principal executive offices)

                        11% Senior Secured Notes due 2003
                        ---------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        | |
         Rule 12g-4(a)(1)(ii)       | |
         Rule 12g-4(a)(2)(i)        | |
         Rule 12g-4(a)(2)(ii)       | |
         Rule 12h-3(b)(1)(i)        | |
         Rule 12h-3(b)(1)(ii)       | |
         Rule 12h-3(b)(2)(i)        | |
         Rule 12h-3(b)(2)(i)        | |
         Rule 12h-3(b)(2)(ii)       | |
         Rule 15d-6                 |X|

Approximate number of holders of record as of the certification or notice date: 0
     ---

Pursuant to the requirements of the Securities Exchange Act of 1934 THE HELICON GROUP, L.P. AND HELICON CAPITAL CORP. have caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATED:  November 3, 1999            The Helicon Group, L.P.
                                    (Registrant)

                                    By:  Charter-Helicon, LLC,
                                         its general partner
                                           By:  /s/  Marcy A. Lifton
                                                --------------------
                                                Marcy A. Lifton, Vice President

                                    Helicon Capital Corp.
                                    (Registrant)

                                    By:  /s/ Marcy A. Lifton
                                         -------------------
                                         Marcy A. Lifton, Vice President